UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2007

VISTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-9025	Not Applicable
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7961 Shaffer Parkway, Suite 5, Littleton, CO	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 981-1185

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

Vista Gold Corp. announced that it will receive a total of 26,933,055 shares of common stock of Allied Nevada Gold Corp. (“Allied Nevada Shares”) as part of the previously announced arrangement involving Vista, Allied Nevada Gold Corp., and Carl and Janet Pescio (the “Arrangement”).  Of these 26,933,055 Allied Nevada Shares, 25,403,207 shares will be available for distribution to shareholders of Vista, subject to applicable withholding taxes (as described in the management information and proxy circular of Vista dated October 11, 2006) and after Vista retains approximately 1.5 million shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement.  Accordingly, assuming there is no change in the number of the issued and outstanding shares of Vista between the date hereof and the effective time of the Arrangement, for each existing share of Vista that a shareholder owns immediately prior to the effective time of the Arrangement, they will receive, subject to applicable withholding taxes (a) one new share of Vista, (b) 0.794 of a Allied Nevada Share and (c) any payment they are entitled to receive in lieu of a fractional share of Allied Nevada.

As previously announced, the distribution to shareholders who are not residents in Canada may be subject to withholding taxes, which cannot be determined until after the closing of the Arrangement.  Consequently, Vista will withhold 10% of all Allied Nevada Shares distributable to shareholders who are not residents in Canada, to meet any shareholder withholding tax requirements.  Withholding taxes, if any, will be paid from the proceeds of selling Allied Nevada Shares withheld by Vista from distribution to Vista shareholders.  Once sufficient net proceeds have been realized to meet any withholding tax requirements, the remaining Allied Nevada Shares, if any, will be distributed to the shareholders who are not residents in Canada who had their Allied Nevada Shares withheld.

Vista hereby notifies all shareholders that any deemed dividend that arises as part of the Arrangement is designated to be an eligible dividend for Canadian tax purposes.

 The press release is furnished as Exhibit 99.1 and is attached hereto.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 99.1                                    Press Release of Vista Gold Corp. dated May 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA GOLD CORP.

	By:	/s/ Gregory G. Marlier
Gregory G. Marlier
Chief Financial Officer
Date: May 9, 2007